1200 West Sam Houston Pkwy. N. Houston, Texas 77043 www.dresser-rand.com

NEWS RELEASE
For Immediate Release

Dresser-Rand Implements New Contract After Declaring Impasse in the Painted Post Negotiations
HOUSTON, Nov. 29 /PRNewswire-FirstCall/ -- Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC) announced today that after reaching impasse in its negotiations with the IUE-CWA Local 313 union representatives for the Company’s Painted Post facility in New York State, the Company has implemented the terms of its last offer and has invited bargaining unit employees to immediately return to work. At the time of the strike on August 4th, there were approximately 400 bargaining unit employees. However, since the strike began, the Company has hired over 90 permanent replacement workers, subcontracted approximately 35% of its work, and continued to augment production with approximately 130 temporary employees. It is anticipated that temporary employees will continue to be reduced by additional new hires, employees returning to work, and increased subcontracting.

“This is a major event in the evolution of this facility because the contract language governing our operating policies is now consistent with contemporary standards, and the employee benefits will be more in line with the vast majority of what already exists among Dresser-Rand U.S.-based union and non-union employees,” said Vincent R. Volpe, Jr., President and CEO of Dresser-Rand..

“While it is unfortunate that we collectively had to endure a sixteen week strike, it is equally clear that this was an investment in the future of the Painted Post facility. Throughout the course of the strike, our replacement workers and our salaried employees, as well as the strikers who returned to work, did an outstanding job because of their dedication and their extended work hours in helping the business move forward”, said Volpe.

On November 13th, the Union and the Company agreed to meet for 3 more days of bargaining and then to meet every day beginning November 26th in continuous negotiating sessions on consecutive days thereafter. On November 19, 2007, the union made an offer to return to work under the expired contract. This followed 32 sessions of negotiations between the Company and the union and a sixteen week strike. The Company elected not to accept the union’s offer . During the first two days of negotiations following the Thanksgiving holiday, both parties expressed their unwillingness to change their negotiating position. The union then informed the company that it was unavailable to meet for the remainder of the week, and ended the negotiations at approximately noon on Tuesday, November 27.

According to Elizabeth Powers, Vice President and Chief Administrative Officer, “The Union has filed several unfair labor practice charges against the Company which will be decided over the course of the next several months. The Company has fully cooperated with the National Labor Relations Board’s investigation of these charges. However, the Company, together with our external labor counsel, are confident that every precaution has been taken to ensure that the Company has followed the law properly and fully respected the rights of the Union, the employees, and the bargaining process.”

Over the sixteen week strike, Painted Post shipped 42 complete compressor units, the majority of which were delivered on time or early to clients. During the months of the strike, from August through November 2007, the parts business in Painted Post exceeded shipment levels compared to August through November of 2006.

During the strike, Lloyds Registry recertified the Painted Post facility for both ISO 9001 and ISO 14001, despite the fact that the entire workforce of temporary and permanent replacement workers was new.

According to Doug Rich, Director of Operations for the Painted Post facility, “The past several weeks have resulted in a culture change and a tremendous amount of teamwork within the facility as all of our employees -- both management and production employees -- have worked together to accomplish our goal of providing uninterrupted service to our clients. We are proud of the effort and results of our employees during this strike.”

Volpe said, “We are now looking forward to welcoming back many of our employees into a rejuvenated atmosphere of collaboration and teamwork, where positive energy is expended on satisfying our clients”.

“This company, with the support of its board and shareholders, never wavered in its resolve to obtain what we considered to be the principal operational objectives that have now been achieved” according to Volpe. “As a result, clients of our reciprocating compressor products, principally manufactured in Painted Post New York, should be better served.”

The Company currently does not believe that this recent development warrants any change in its earnings guidance for 2007 and 2008 disclosed at its October 31, 2007 conference call which followed the report of the Company’s third quarter 2007 results.

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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway and India, and maintains a network of 27 service and support centers covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, executive compensation and other information that is not historical information. The words “anticipates,” “believes,” “expects,” “intends,” and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from, any future acquisitions; economic, political, currency and other risks associated with international sales and operations; loss of senior management; the Company’s brand name may be confused with others; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; ability to operate as a stand-alone company; unexpected product claims and regulations; and infringement on its intellectual property or infringement on others’ intellectual property. These and other risks are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Company Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

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